Exhibit 10.1

RAVEN INDUSTRIES, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

Raven Industries, Inc. (the "Company") hereby establishes the Raven Industries, Inc. Non-Qualified Deferred Compensation Plan (the "Plan"), effective on the Effective Date (as defined below). The purpose of the Plan is to attract and retain designated key employees by providing such persons with an opportunity to defer receipt of a portion of their compensation as provided in the Plan.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

"Account" means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan. The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his or her Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or the Participant's Beneficiary under the Plan.

"Affiliated Group" means (a) the Company, and (b) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(l), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(l ), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

"Annual Incentive Compensation" means the annual cash incentive payable to an Eligible Employee pursuant to the Company's management incentive plan (or any successor annual cash incentive plan) and, in the sole discretion of the Committee, such other annual cash incentive compensation plans of the Company or another member of the Affiliated Group which the Committee may designate from time to time.

"Base Salary" means the annual rate of base salary payable by the Affiliated Group to an Eligible Employee during a Plan Year, but specifically excluding any (a) severance pay, (b) cash and non-cash fringe benefits, (c) Annual Incentive Compensation, and (d) stock options, restricted stock, restricted stock units or other equity incentive awards. For purposes of this Plan, any Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.
4847-6363-0671.3

Exhibit 10.1

"Beneficiary" or "Beneficiaries" means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire amount credited to the Participant's Account.

"Beneficiary Designation Form" means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

"Board" means the Board of Directors of the Company.

"Change in Control" means the occurrence of any of the following events, provided that such event also qualifies as a "change in control event" within the meaning of Section 409A of the Code: (a) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (b) a change in the effective control of the Company, which occurs on the date that (i) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or (c) a change in the ownership of a substantial portion of the Company's assets, which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of clause (c) of the preceding sentence, gross fair market value means the value ofthe assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the P&C Committee or such committee of management and/or directors as may be appointed by the P&C Committee to administer the Plan.

"Company" means Raven Industries, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Raven Industries, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

"Deferral Election" means the Participant's election on a form approved by the Committee (in a paper or electronic format) to defer a portion of the Participant's Annual Incentive Compensation or Base Salary in accordance with the provisions of Article III.

"Disability" means a Participant's "disability" as defined under Section 409A of the Code.

Exhibit 10.1

In general, for purposes of Section 409A of the Code, "disability" means a condition whereby (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees ofthe Participant's employer.

"Discretionary Company Contribution" means a credit by the Company to a Participant's Account in accordance with the provisions of Article IV of the Plan, whether as a match of Participant deferrals or otherwise. Discretionary Company Contributions, if any, shall be credited at the sole discretion of the Company and the fact that a Discretionary Company Contribution may be credited in one year shall not obligate the Company to continue to make any such Discretionary Company Contribution in any subsequent year.

"Effective Date" means January 1, 2018.

"Eligible Employee" has the meaning given to such term in Section 2.1 hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"In-Service Sub-Account" means each bookkeeping In-Service Sub-Account maintained by the Committee on behalf of each Participant pursuant to Sections 2.4 and 3.4(b) hereof.

"P&C Committee" means the Personnel & Compensation Committee of the Board.

"Participant" means any Eligible Employee who (a) at any time has elected to defer the receipt of Annual Incentive Compensation or Base Salary in accordance with the Plan or whose Account has been credited with a Discretionary Company Contribution, and (b) in conjunction with his or her Beneficiary, has not received a complete payment of the amount credited to the Participant's Account.

"Performance-Based Compensation" means Annual Incentive Compensation that is based on services performed over a period of at least 12 months and that constitutes "performance-based compensation" within the meaning of Section 409A of the Code. In general, for purposes of Section 409A of the Code, "performance-based compensation" means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. For such purposes, organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established.

Exhibit 10.1

"Plan" means this Raven Industries, Inc. Non-Qualified Deferred Compensation Plan, as it may be amended from time to time.

"Plan Year" means the calendar year or, with respect to a Participant's deferrals of Annual Incentive Compensation, the fiscal year of the Company to which such deferrals relate ..

"Separation from Service" means a Participant's termination of employment or service with the Affiliated Group, other than as a result of the Participant's death, in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code.

"Separation Sub-Account" means each bookkeeping Separation Sub-Account maintained by the Committee on behalf of each Participant pursuant to Sections 2.4 and 3.4(a) hereof.

"Specified Employee" means a "specified employee" as determined by the Company in accordance with Section 409A of the Code.

"Sub-Account" means each bookkeeping Separation Sub-Account and In-Service Sub Account maintained by the Committee on behalf of each Participant with respect to a particular Plan Year pursuant to Section 2.4.

"Unforeseeable Emergency" means an "unforeseeable emergency" as defined under Section 409A of the Code. In general, for purposes of Section 409A of the Code, an "unforeseeable emergency" means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II
ELIGIBILITY; SUB-ACCOUNTS

2.1.    Selection by Committee. Participation in the Plan is limited to any employee of the Affiliated Group who (a) is expressly selected by the Committee, in its sole discretion, to participate in the Plan, and (b) is a member of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA (each an "Eligible Employee"). In lieu of expressly designating individual Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of this Section 2.1) providing for participation of all Eligible Employees who satisfy such criteria. The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee. Further, the Committee may provide for different terms and conditions of participation, not inconsistent with this Plan, for different classes of Eligible Employees (for example, the Committee may determine that certain Eligible Employees will not be permitted to elect to defer Base Salary or Annual Incentive Compensation under this Plan

Exhibit 10.1

and will only be eligible to receive Discretionary Company Contributions hereunder).

2.2    Enrollment Requirements. Except as otherwise determined by the Committee, as a condition to participation, each Eligible Employee shall complete, execute and return to the Committee a Deferral Election no later than the date or dates specified by the Committee in accordance with the Plan. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3    Commencement Date. Except as otherwise may be provided by the Committee pursuant to Section 3.1, each Eligible Employee shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1 of the Plan Year next following the Plan Year in which he or she is selected as an Eligible Employee pursuant to Section 2.1. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit an Eligible Employee to commence participation in the Plan upon such earlier date as may be specified by the Committee, consistent with the Plan and Section 409A of the Code.

2.4    Sub-Accounts. The Committee shall establish and maintain a separate Sub Account for each Participant for amounts credited to a Participant's Account for each Plan Year as deferrals of Annual Incentive Compensation and Base Salary and as Discretionary Company Contributions, as applicable. Each such Sub-Account shall be either a Separation Sub-Account or an In-Service Sub-Account, in accordance with Section 3.4 and the Participant's Deferral Election for the applicable Plan Year. Each Participant's Sub-Account(s) shall be credited with deferrals of Annual Incentive Compensation and Base Salary effective as of the date the Annual Incentive Compensation or Base Salary would otherwise have been paid to the Participant. A Participant's Sub-Accounts shall be credited with gains, losses and earnings as provided in Article V hereof and shall be debited for any payments made to the Participant in accordance with Article VI hereof. Amounts credited to a Separation Sub-Account shall be paid following the Participant's Separation from Service as provided in Articles III and VI hereof, and amounts credited to an In-Service Sub-Account shall be paid in the year specified by the Participant or, if earlier, following the Participant's Separation from Service, as provided in Articles III and VI hereof.

2.5    Termination. An Eligible Employee's right (if any) to defer Annual Incentive Compensation and Base Salary shall cease with respect to the Plan Year following the Plan Year in which such individual ceases to be an Eligible Employee, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant.

ARTICLE III
DEFERRAL ELECTIONS

3.1    Certain Newly Eligible Participants. Except as otherwise determined by the Committee, in its sole discretion, newly Eligible Employees shall not be permitted to make a Deferral Election with respect to Annual Incentive Compensation or Base Salary earned during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan. However, notwithstanding the foregoing, the Committee, in its sole discretion, it may permit any Eligible Employee to make a Deferral Election with respect to Annual Incentive Compensation or Base Salary earned during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan (and in any other plan that would be aggregated with the Plan under Section 409A of the Code), as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7);
provided, however, that such Deferral Election (a) is made and becomes irrevocable no later than

Exhibit 10.1

the 30th day after the date that the Eligible Employee first becomes eligible to participate in the Plan (or by such earlier date as specified by the Committee), and (b) shall apply only to Annual Incentive Compensation or Base Salary, as applicable, earned for services performed after the date that the Deferral Election becomes irrevocable, as determined by the Committee in accordance with Section 409A.

3.2    Annual Deferral Elections. Unless the Committee determines to permit an election pursuant to Section 3.1, and except as otherwise determined by the Committee, each Eligible Employee may elect to defer Annual Incentive Compensation or Base Salary for a Plan Year by filing a Deferral Election with the Committee only in accordance with the following rules:

(a)Annual Incentive Compensation.

(i)In General. Except as may otherwise be determined by the Committee with respect to Performance-Based Compensation as provided in Section 3.2(a)(ii), a Deferral Election with respect to Annual Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) next preceding the first day of the Plan Year for which such Annual Incentive Compensation would otherwise be earned, as determined by the Committee in accordance with Section 409A of the Code.

(ii)Certain    Elections with Respect toPerformance-Based Compensation. Notwithstanding Section 3.2(a)(i), and only to the extent permitted by the Committee in its sole discretion, a Deferral Election with respect to Annual Incentive Compensation that constitutes Performance-Based Compensation may be made and become irrevocable no later than the date that is six (6) months before the end of the applicable performance period (or by such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Annual Incentive Compensation has become "readily ascertainable" within the meaning of Section 409A of the Code. In order to make a Deferral Election under this Section 3.2(a)(ii), the Participant must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election becomes irrevocable under this Section 3.2(a)(ii). A Deferral Election made under this Section 3.2(a)(ii) shall not apply to any portion of the Performance-Based Compensation that becomes payable to a Participant without regard to the satisfaction of the applicable performance criteria.

(b)Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year for which such Base Salary would otherwise be earned.

3.3 Amount Deferred. A Participant shall designate on the Deferral Election the portion of his or her Annual Incentive Compensation or Base Salary that is to be deferred in accordance with this Article III. An Eligible Employee may defer (in 1% increments) up to 60% of his or her Base

Salary for any Plan Year and up to 100% of his or her Annual Incentive Compensation for any Plan Year.

Exhibit 10.1

3.4    Elections as to Time and Form of Payment. Each Deferral Election will specify the allocation of the Participant's deferrals for a Plan Year to the Participant's Sub Accounts in accordance with this Plan. With respect to each Plan Year, a Participant may allocate any deferrals either entirely to a Separation Sub-Account in accordance with Section 3.4(a) or entirely to an In-Service Sub-Account in accordance with Section 3.4(b), but a Participant may not allocate a portion of his or her deferrals for a single Plan Year to both a Separation Sub-Account and an In-Service Sub-Account.

(a)    Participant Payment Elections-Separation Sub-Accounts. On each Deferral Election pursuant to which deferrals of Annual Incentive Compensation or Base Salary are credited to a Participant's Separation Sub-Account with respect to a Plan Year, the Participant shall elect the time and form of payment of such Sub-Account in the event of the Participant's Separation from Service in accordance with the provisions of this Section 3.4(a) and Article VI. A Participant may elect to receive each such Separation Sub-Account, subject to the provisions of Article VI, either: (i) in a single lump sum payable as soon as practicable following the six-month anniversary of the Participant's Separation from Service or on the 1st, 2nd, or 3rd anniversary of the Participant's Separation from Service, as specified on the Participant's Deferral Election for such Sub-Account; or (ii) in substantially equal annual or monthly installments over a period ofbetween 1-15 years, with such installments commencing as soon as practicable following the six-month anniversary of the Participant's Separation from Service or on the 1st, 2nd, or 3rd anniversary of the Participant's Separation from Service, as specified on the Participant's Deferral Election for such Sub-Account. The time and form of payment designated on each Deferral Election with respect to a Separation Sub-Account for a Plan Year will apply to all amounts credited to that Sub-Account under the Plan, except as otherwise provided in Article VI. A Participant may choose a different time and form of payment for each Separation Sub-Account in accordance with this Section 3.4(a).

(b)    Participant Payment Elections-In-ServiceSub-Accounts.On each Deferral Election pursuant to which deferrals of Annual Incentive Compensation or Base Salary are credited to a Participant's In-Service Sub-Account with respect to a Plan Year, the Participant shall elect the calendar year in which payment will be made from that In-Service Sub-Account, which calendar year must be no earlier than the third calendar year after the calendar year in which such Deferral Election is made. Subject to the provisions of Article VI, each In-Service Sub-Account shall be paid in a single lump sum during January of the calendar year specified in the applicable Deferral Election, or, if the Participant's Separation from Service occurs prior to the beginning of the calendar year in which such In-Service Sub-Account is otherwise scheduled to be paid, as soon as practicable following the six-month anniversary of the · Participant's Separation from Service. The calendar year designated on each Deferral Election with respect to an In-Service Account for a Plan Year will apply to all amounts credited to that In-Service Sub-Account under the Plan, except as otherwise provided in Article VI. A Participant may choose a different calendar year for payment of each separate In-Service Sub Account in accordance with this Section 3.4(b).

Exhibit 10.1

(c)Participant Payment Elections-Change in Control. In addition to the elections made under Section 3.4(a) and 3.4(b), on the first Deferral Election pursuant to which deferrals of Annual Incentive Compensation or Base Salary is credited to a Participant's Sub Account under the Plan, the Participant shall make a one-time election of whether or not to receive a lump sum payment of the Participant's entire Account within thirty (30) days after a Change in Control, if such Change in Control occurs prior to the Participant's Separation from Service. In the event that a Participant does not timely make such an election, the Participant will be deemed to have elected to receive payment of the balance of his or her Account in a lump sum payment within thirty (30) days after a Change in Control that occurs prior to the Participant's Separation from Service.

(d)Default Time and Form of Payment. To the extent that a Participant does not designate the time and form of payment of a Sub-Account on a Deferral Election as provided in Section 3.4(a) (or such designation does not comply with the terms of the Plan), the applicable Plan Year shall be credited to a Separation Sub-Account and the Participant shall be deemed to have elected that such Sub-Account shall be paid, subject to the provisions of Article VI, in a single lump sum payable as soon as practicable following the six-month anniversary of the Participant's Separation from Service.

3.5    Duration and Cancellation of Deferral Elections.

(a)    Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was timely filed with the Committee. Notwithstanding the preceding sentence, the Committee may provide, in its sole discretion, that any Deferral Elections shall apply from Plan Year to Plan Year, until terminated or modified prospectively by a Participant in accordance with the terms of this Article III. Any such "evergreen" Deferral Elections so provided for by the Committee will become effective with respect to an amount of Annual Incentive Compensation or Base Salary on the date such election becomes irrevocable under this Article III. Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled or modified during a Plan Year.

(b)    Cancellation.

(i)The Committee may, in its sole discretion, cancel a Participant's Deferral Election where such cancellation occurs by the later of the end of the Plan Year in which the Participant incurs a "disability" or the 15th day of the third month following the date the Participant incurs a "disability." For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)The Committee may, in its sole discretion, cancel a Participant's Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-l(d)(3).

Exhibit 10.1

(iii)     If a Participant's Deferral Election is cancelled with respect to a particular Plan Year in accordance with this Section 3.5(b), such Participant may make a new Deferral Election for a subsequent Plan Year, as the case may be, only in accordance with Section 3.2 hereof.

3.6. Vested Interest in Deferrals. Except as otherwise provided by the Committee with respect to Discretionary Company Contributions pursuant to Article IV, each Participant shall at all times have a fully vested interest in his or her Account.

ARTICLE IV
DISCRETIONARY COMPANY CONTRIBUTIONS

4.1    In any Plan Year, the Committee, in its sole discretion, may, but shall not be required to, credit Discretionary Company Contributions to a Participant's Account.

4.2    Except as otherwise may be provided in a vesting schedule established by the Committee, in its sole discretion, any Discretionary Company Contributions shall be fully vested as of the date created to a Participant's Account.

4.3. Discretionary Company Contributions, if any, shall be credited to such Sub- Account(s) and paid in such time and form of payment as determined by the Committee. Unless otherwise determined by the Committee at the time of crediting, any Discretionary Company Contributions that are matching contributions shall be credited to a Participant's Sub-Account(s) with respect to the type of compensation for the Plan Year to which the matching contributions relate, and any other Discretionary Contributions shall be credited to a Sub-Account for payment in the default time and form provided pursuant to Section 3.4(d).

ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

To the extent provided by the Committee in its sole discretion, each Participant's Account will be credited with gains, losses and earnings based on notional investment directions made by the Participant in accordance with notional investment crediting options and procedures established from time to time by the Committee. The Committee specifically retains the right in its sole discretion to change the notional investment crediting options and procedures from time to time. By electing to defer any amount under the Plan, each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's notional investment directions in any actual investment it may make or acquire in connection with the Plan. Any amounts credited to a Participant's Account with respect to which a Participant does not provide notional investment direction shall be credited with gains, losses and earnings as if such amounts were invested in a notional investment option selected by the Committee in its sole discretion.

ARTICLE VI
PAYMENTS

6.1    Date of Payment of Sub-Accounts. Except as otherwise provided in this Article VI,

Exhibit 10.1

a Participant's Account shall commence to be paid in accordance with the applicable time and form of payment determined for each Sub-Account pursuant to Section 3.4.

(a)Separation Sub-Account. In general, the amounts credited to a Participant's Separation Sub-Account shall be paid, or commence to be paid, following the Participant's Separation from Service, at the time in the form of payment specified by the Participant for such Sub-Account in accordance with Section 3.4(a) hereof.

(b)In-Service Sub-Account. In    general, the amounts credited    to a Participant's In-Service Sub-Account shall be paid in at the time specified by the Participant for such Sub-Account in accordance with Section 3.4(b) hereof. Each In-Service Sub-Account shall be paid in a single lump sum during February of the applicable calendar year.

(c)Calculation of Installment Payments. In the event that a Separation Sub- Account is paid in installments: (i) the first installment shall commence at the time specified pursuant to Section 3.4(a); (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant's vested Separation Sub-Account balance as of the date of such installment payment (or as of such earlier date as may be reasonably determined by the Committee to facilitate the administration of the Plan) by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such vested Separation Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V hereof.

(d)Subsequent Payment Elections.    A Participant may elect, on a form provided by the Committee in accordance with this Section 6.l(d), to change the time and/or form of payment with respect to one or more of his Sub-Accounts (a "Subsequent Payment Election"). A Participant may make one or more elections to delay the payment date of a Sub Account in accordance with this Section 6.1(d) to a payment date otherwise permitted under the Plan. Each such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan. On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan.

6.2    Disability of Participant. Except as otherwise provided in this Article VI, in the event of a Participant's Disability prior to the date of his or her Separation from Service, the vested amounts credited to the Participant's Account shall be paid in in a single lump sum as soon as administratively practicable following the determination that the Participant is Disabled.

6.3    Death of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant's death (whether before or after the Participant's Separation from Service or Disability), the remaining vested amount of the Participant's Account shall be paid to the Participant's Beneficiary or Beneficiaries designated on a Beneficiary Designation Form (or, if no such Beneficiary, to the Participant's estate) in a single lump sum as soon as administratively practicable following the date of the Participant's death. Each Participant may file a Beneficiary Designation Form in such manner as provided by the Committee. A Participant's Beneficiary

Exhibit 10.1

Designation Form may be changed at any time prior to the Participant's death by the execution and delivery of a new Beneficiary Designation Form in such manner as provided by the Committee. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant's death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.3, then payment pursuant to this Section 6.3 shall be made to the Participant's estate.

6.4    Change in Control Prior to Separation or Disability. To the extent so elected by a Participant in accordance with Section 3.4(c), in the event of a Change in Control prior to the Participant's Separation from Service, Disability or death, the remaining vested amount of the Participant's Account shall be paid in a single lump sum within thirty (30) days after the Change in Control.

6.5    Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of the Participant's vested Account in a lump sum if the Participant experiences an Unforeseeable Emergency. The Committee shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.

(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 6.5 is to be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available upon the cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.

(b)    Payment of Account. Any payment on account of an Unforeseeable Emergency shall be made within ninety (90) days following occurrence of the Unforeseeable Emergency, as determined by the Committee under this Section 6.5.

6.6    Mandatory Six-Month Delay. Notwithstanding any other provision of this Plan to the contrary, in no event may payments triggered by the Separation from Service of a Specified Employee be paid or commence prior to the first business day of the seventh month

Exhibit 10.1

following the Specified Employee's Separation from Service (or if earlier, within 90 days after the Specified Employee's death).

6.7    Discretionary Acceleration of Payments. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3G); provided that in no event may a payment to a Specified Employee be accelerated following the Specified Employee's Separation from Service to a date that is prior to the first business day of the seventh month following the Specified Employee's Separation from Service (or if earlier, within 90 days after the Specified Employee's death) unless otherwise permitted pursuant to Treasury Regulation Section1.409A-3G).

6.8    Discretionary Delay of Payments. The Committee may, in its sole discretion, delay the time or form of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

6.9    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee, in its sole discretion, may cause any payment under this Plan to be made or commence on any later date that occurs in the same calendar year as the date on which payment otherwise would be required to be made under this Plan, or, iflater, by the 15th day of the third month after the date on which payment would otherwise would be required to be made under this Plan. Further, to the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

6.10    Discharge of Obligations. The payment to a Participant (or to his or her Beneficiary or estate) of a Sub-Account in a single lump sum or the number of installments as provided pursuant to this Plan shall discharge all obligations of the Affiliated Group to such Participant (and Beneficiary or estate) under the Plan with respect to that Sub-Account.

ARTICLE VII
ADMINISTRATION

7.1    General. The Committee shall be responsible for the general administration of the Plan and shall have the full power, discretion and authority to carry out the provisions of the Plan. Without limiting the foregoing, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) adopt such rules,

Exhibit 10.1

regulations or guidelines for the administration of the Plan and take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, Eligible Employees, Participants, and their estates and Beneficiaries. The Committee may delegate to one or more officers of the Company, subject to such terms as the Committee shall determine, the authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

7.2    Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the "claimant") is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination,
(b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed and (d) a statement of the claimant's right to seek review of the denial pursuant to Section 7.3 below.

7.3    Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Committee within 60 days after the date on which the claimant received written notice from the Committee of the denial. Within 60 days after the Committee receives a properly filed request for review, the Committee shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Committee received the request for review). The Committee shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1    Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in

Exhibit 10.1

whole or in part, at any time by action of the Board or its delegate(s). In no event shall any such action by the Board or its delegate(s) adversely affect the vested amount credited to any Participant's Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or its delegate(s), as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.2    Payments Upon Termination of Plan. Except as otherwise provided pursuant to Section 6.6, in the event that the Plan is terminated, the amounts allocated to a Participant's Sub Accounts shall be paid to the Participant or the Participant's Beneficiary, as applicable, on the dates on which the Participant or his or her Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

ARTICLE IX
MISCELLANEOUS

9.1    Non-Alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (a) assignable or transferable in any manner, (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process, or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and Section 6.6 hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant's or Beneficiary's interest under this Plan to an "alternate payee" as defined in Section 414(p) of the Code.

9.2    Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants (or their Beneficiaries or estates). This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its delegate(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred

Exhibit 10.1

or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(l) of the Code.

9.3    Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Board, adopt the Plan; provided that the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Annual Incentive Compensation or Base Salary, as applicable, that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.

9.4    Interest of Participant The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of Company or any other member of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing continued employment to any Eligible Employee. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group's obligations under the Plan, and may fund such trust, provided that, in the event of a Change in Control, such a trust shall be funded and shall be or become irrevocable upon such Change in Control; further provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group, and no assets shall be transferred to any such trust at a time or in a manner that would cause an amount to be included in the income of a Participant pursuant to Section 409A(b) of the Code.

9.5    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person any legal or equitable right as against the Company or any other member of the Affiliated Group or the officers, employees or directors of the Company or any other member of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.6    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.7    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of South Dakota.

Exhibit 10.1

9.8    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.9    Withholding of Taxes. The Company or any other member of the Affiliated Group may withhold or cause to be withheld from any amounts payable under the Plan, or to the extent permitted pursuant to Section 409A of the Code and Section 6.6 of the Plan, from any amounts deferred under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld. Further, the Company and each other member of the Affiliated Group shall have the right to (a) require a Participant to pay or provide for payment of the amount of any taxes that the Company or any other member of the Affiliated Group may be required to withhold with respect to amounts credited to a Participant's Account under the Plan, or (b) deduct from any amount of Base Salary, Annual Incentive Compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company or any other member of the Affiliated Group may be required to withhold with respect to amounts credited to a Participant's Account under the Plan.

9.10    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.11    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

9.12    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee, the Company and the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

IN WITNESS WHEREOF, the P&C Committee has caused this Plan to be executed by the Company's undersigned duly authorized officer, to be effective as of the Effective Date.

Exhibit 10.1

RAVEN INDUSTRIES, INC.

By:	/s/ Janet L. Matthiesen
Name:	Janet L. Matthiesen
Title:	Vice President of Human Resources

Date:	November 7, 2017